EXHIBIT 99

FOR RELEASE 5:00 p.m. April 12, 2006

VALLEY FINANCIAL CORPORATION

36 Church Avenue, S.W.

Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer

Kimberly B. Snyder, Senior Vice President and Chief Financial Officer

(540) 342-2265

VALLEY FINANCIAL CORPORATION SHARES TO TRADE ON

THE NASDAQ CAPITAL MARKET

ROANOKE, VIRGINIA. April 12, 2006- Roanoke-based Valley Financial Corporation (OTC-BB), the holding company for Valley Bank, announced today that it has received approval from The NASDAQ Stock Market, Inc. to list its securities on The NASDAQ Capital Market, previously known as The NASDAQ SmallCap Market. The Company’s securities had previously been traded over the counter and quoted on the OTC Bulletin Board, an electronic quotation and trade reporting service of the National Association of Securities Dealers. The Common Stock of Valley Financial Corporation will continue to be traded under the symbol VYFC.

Ellis L. Gutshall, President and Chief Executive Officer of the Company stated “This move to a higher quality marketplace with more stringent listing standards is another significant milestone in the development and future growth of our bank holding company. We are proud to have satisfied the standards of reporting and financial strength required by NASDAQ, and we believe that our shareholders will benefit from the heightened profile that the listing gives to our Company and to our securities.” The Company recently announced consolidated financial results for 2005 which included the highest yearly net income in its history and record annual asset growth exceeding $125 Million. At December 31, 2005 Valley Financial’s total assets were $499 Million and its shares had a market capitalization of $52.4 million.

Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals. Valley Bank currently operates from eight full-service offices at 36 Church Avenue, 2203 Crystal Spring Avenue, 1518 Hershberger Road, 3850 Keagy Road, and 1327 Grandin Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem, and 1003 Hardy Road in the Town of Vinton. Additionally, the Bank operates its newly formed wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City. The Bank’s Internet site at www.myvalleybank.com is available for online banking and investment activities, and incorporates a link to extensive investor information.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Valley Financial Corporation’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-KSB and its other periodic reports.